Exhibit 99.1

Midwest Holding Announces Georgette C. Nicholas as President and Chief Financial Officer

LINCOLN, Neb., September 7, 2021 /PRNewswire/ -- Midwest Holding Inc. ("Midwest") (NASDAQ: MDWT) today announced that Georgette C. Nicholas will become President and Chief Financial Officer, commencing September 8, 2021.

Ms. Nicholas brings more than 30 years experience in the global financial services industry including insurance, reinsurance and capital markets. She has a commitment to developing strong culture and leadership in organizations, supporting diversity and inclusion to grow engagement. Ms. Nicholas has leveraged this along with her business and financial acumen to drive strategy and results.

Ms. Nicholas previously held the position of CEO and Managing Director for Genworth Mortgage Insurance Australia, a publicly listed ASX company in Sydney, Australia. She also held various roles with Genworth Financial, Inc. in investor relations, chief financial officer roles in the mortgage insurance business and controllership. Ms. Nicholas also worked in public accounting, including as a firm director with Deloitte.

"We are excited to add Georgette to our team here at Midwest. Her significant business, investor, financial and insurance expertise will provide further support as we grow our technology-enabled life and annuity company and commitment to driving value to our customers and partners." said Co-Chief Executive Officer Mike Minnich.

About Midwest Holding Inc.

Midwest Holding Inc. is a technology-enabled, services-oriented annuity platform. Midwest designs and develops in-demand life and annuity products that are distributed through independent distribution channels, to a large and growing demographic of U.S. retirees. Midwest originates, manages and transfers these annuities through reinsurance arrangements to asset managers and other third-party investors, who are actively seeking these financially attractive products. Midwest also provides the operational and regulatory infrastructure and expertise to enable asset managers and third-party investors to form, capitalize and manage their own reinsurance capital vehicles.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions, including those relating to the global COVID-19 pandemic and associated potential impacts on the Company and its financial condition and results of operations. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's filings with the SEC, which can be obtained online at the website of the U.S. Securities and Exchange Commission at http://www.sec.gov. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.

Contacts

For more information, please visit www.midwestholding.com

Investor contact: ir@midwestholding.com

Media inquiries: press@midwestholding.com

SOURCE Midwest Holding Inc.